Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-220010

April 23, 2018

NUCOR CORPORATION

$500,000,000 3.950% Notes due 2028

$500,000,000 4.400% Notes due 2048

Issuer:	Nucor Corporation

Expected Ratings (Moody’s / S&P)*:	Baa1 (Stable) / A- (Stable)

Trade Date:	April 23, 2018

Settlement Date**:	April 26, 2018 (T+3)

Security:	3.950% Notes due 2028 (the “2028 Notes”) 4.400% Notes due 2048 (the “2048 Notes”)

Principal Amount:	$500,000,000 for the 2028 Notes $500,000,000 for the 2048 Notes

Maturity Date:	May 1, 2028 for the 2028 Notes May 1, 2048 for the 2048 Notes

Benchmark Treasury:	2.750% due February 15, 2028 for the 2028 Notes 2.750% due November 15, 2047 for the 2048 Notes

Benchmark Treasury Price / Yield:	98-05 / 2.968% for the 2028 Notes 92-15 / 3.143% for the 2048 Notes

Spread to Benchmark Treasury:	T+100 bps for the 2028 Notes T+130 bps for the 2048 Notes

Yield to Maturity:	3.968% for the 2028 Notes 4.443% for the 2048 Notes

Price to Public:	99.852% of the principal amount for the 2028 Notes 99.290% of the principal amount for the 2048 Notes

Coupon:	3.950% for the 2028 Notes 4.400% for the 2048 Notes

Interest Payment Dates:	May 1 and November 1, commencing November 1, 2018

Make Whole Call:	T+15 bps for the 2028 Notes (before February 1, 2028) T+20 bps for the 2048 Notes (before November 1, 2047)

Par Call:	On or after February 1, 2028 (3 months prior to maturity) for the 2028 Notes On or after November 1, 2047 (6 months prior to maturity) for the 2048 Notes

CUSIP / ISIN:	670346 AP0 / US670346AP04 for the 2028 Notes 670346 AQ8 / US670346AQ86 for the 2048 Notes

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.

Co-Managers:	PNC Capital Markets LLC
SunTrust Robinson Humphrey, Inc.
Fifth Third Securities, Inc.
The Williams Capital Group, L.P.
BB&T Capital Markets, a division of BB&T Securities, LLC
MUFG Securities Americas Inc.

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

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